Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter 2022 Results, Crosses $1 Billion Threshold

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 6, 2022 /PRNewswire/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced its results of operations for the first quarter 2022.

Parkway recorded net income of $2.4 million, or $0.43 per share, for the quarter ended March 31, 2022 compared to net income of $1.8 million, or $0.31 per share, for the same period in 2021. First quarter 2022 earnings represented an annualized return on average assets (“ROAA”) of 0.98% and an annualized return on average equity (“ROAE”) of 11.75%, compared to 0.86% and 8.79%, respectively, for the same period last year.

President and CEO Blake Edwards stated, “We are pleased with our results for the first quarter 2022 and are proud to report that we have reached the milestone of crossing the $1.0 billion mark in total assets. During the first quarter of 2022 we grew our core loans (excluding SBA-PPP balances) at an annualized rate of over 16%. We are also pleased to report that these strong earnings, combined with a reduction in shares outstanding due to our successful repurchase program, resulted in an increase in earnings per share of 38.71% in the first quarter of 2022 compared to the same period last year. We expect continued pressure on our net interest margin as the SBA-PPP program forgiveness winds down, however, increases in the federal funds rate, could have a positive impact on margins as the year progresses.”

Edwards concluded, “Deposit growth was strong as well with an increase of $22.9 million, or 2.55% during the first quarter 2022, as the Skyline brand continues to be well received throughout our market area. In February 2022, we opened our second branch in Hickory, NC, bringing our total number of branches to 25. I believe we are well positioned for continued growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●	Net income was $2.4 million, or $0.43 per share, for the first quarter of 2022, compared to $1.8 million, or $0.31 per share, for the first quarter of 2021.
●	Net interest margin (“NIM”) was 3.53% for the first quarter of 2022, compared to 3.70% in the first quarter of 2021.
●

Total assets increased $11.6 million, or 1.16%, to $1.0 billion at March 31, 2022 from $995.8 million at December 31, 2021, and increased by $100.6 million, or 11.09%, from $906.8 million a year earlier.

●

Net loans were $691.8 million at March 31, 2022, an increase of $13.9 million, or 2.06%, when compared to $677.9 million at December 31, 2021 and decreased $845 thousand when compared to $692.6 million at March 31, 2021.

●

Total deposits were $921.1 million at March 31, 2022, an increase of $22.9 million, or 2.55%, from $898.2 million at December 31, 2021, and an increase of $113.8 million from $807.3 million at March 31, 2021.

●

Annualized return on average assets increased to 0.98% for the quarter ended March 31, 2022, from 0.86% for the quarter ended March 31, 2021. Annualized return on average equity increased to 11.75% for the quarter ended March 31, 2022, from 8.79% for the quarter ended March 31, 2021.

●

The Bank participated in the Small Business Administration Paycheck Protection Program (“SBA-PPP”) during 2020 and 2021. Gross SBA-PPP loans totaling $13.5 million with net deferred fees of $805 thousand remain on the balance sheet as of March 31, 2022.

First Quarter 2022 Income Statement Review

Net interest income after provision for loan losses in the first quarter of 2021 was $7.8 million compared to $7.2 million in the first quarter of 2021, primarily reflecting increased interest income, and a reduction in interest expense and provision for loan losses. Total interest income was $8.5 million in the first quarter of 2022 compared to $8.1 million for the same period last year. Interest income on loans increased in the quarterly comparison primarily due to strong organic loan growth from the year ago period, as well as SBA-PPP related interest and fees. Management also anticipates that higher rates in the current year will have a positive impact on both earning assets and loan yields. Interest income on securities increased by $306 thousand in the quarterly comparison, as a result of the $70.1 million increase in the securities portfolio, excluding market value changes, from the year ago period. The Company successfully reduced interest expense on deposits by $242 thousand, or 35.12%, in the quarterly comparison, reflecting rate reductions in deposit offerings as well as a reduction of $6.7 million in time deposit balances.

First quarter 2022 noninterest income was $1.6 million compared with $1.4 million in the first quarter of 2021. Income from service charges and fees increased by $217 thousand, offsetting a $143 thousand decrease in mortgage origination fees as mortgage origination volume declined compared to the year ago period. Nonrecurring income from life insurance contracts of $217 thousand was included in the first quarter of 2022, as was a $58 thousand gain on the sale of asset holdings in the 2021 period.

Noninterest expense in the first quarter of 2022 was $6.5 million compared with $6.3 million in the first quarter of 2021, an increase of $250 thousand, or 4.00%. There was a minimal increase in salary and benefit costs of $24 thousand, while occupancy and equipment expenses increased $91 thousand in the quarterly comparisons primarily due to branch expansion cost. FDIC assessments increased by $37 thousand to adjust for continued deposit growth, offsetting a decrease in core deposit intangible amortization of $30 thousand in the quarterly comparison. Other expenses in the first quarter of 2022 included an $8 thousand prepayment fee incurred on the paydown of $5.0 million in FHLB advances.

Net income before taxes increased by $641 thousand in the quarterly comparison causing an increase in income tax expense of $82 thousand.

Balance Sheet Review

Total assets increased in the first quarter of 2022 by $11.6 million, or 1.16%, to $1.0 billion at March 31, 2022 from $995.8 million at December 31, 2021, and increased by $100.6 million, or 11.09%, from $906.8 million at March 31, 2021. The growth in assets during the first quarter of 2022 primarily reflects an increase in gross loans and investment securities resulting from an increase in deposits of $22.9 million. Total loans increased during the first quarter by $14.1 million, or 2.06%, to $697.6 million at March 31, 2022 from $683.5 million at December 31, 2021, and remained comparable to the $697.7 million at March 31, 2021. SBA-PPP loans decreased by $11.8 million during the first quarter 2022; however, this decrease was offset by higher yielding organic loan growth of $26.0 million during the quarter. Gross loans at March 31, 2022 included $13.5 million in SBA-PPP loans with net deferred fees of $805 thousand.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.23% at March 31, 2022 compared to 0.19% at December 31, 2021. The allowance for loan losses was approximately 0.83% of total loans as of March 31, 2022 and December 31, 2021. The allowance ratio excluding $12.7 million of SBA-PPP loans, net of deferred fees, would have been 0.85% at March 31, 2022. Management’s estimate of probable credit losses inherent in the acquired Cardinal Bankshares Corporation and Great State Bank loan portfolios was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of March 31, 2022, the remaining unaccreted discount on the acquired loan portfolios totaled $886 thousand.

Investment securities increased by $19.7 million during the first quarter to $149.4 million at March 31, 2022 from $129.7 million at December 31, 2021, and increased by $59.8 million from $89.6 million at March 31, 2021. The increase in the first quarter of 2022 was the result of $33.0 million in purchases, offset by paydowns, calls, and maturities of $3.9 million, and an increase in unrealized losses of $9.4 million as a result of the increase in interest rates during the quarter.

The cash value of life insurance increased by $3.3 million, or 17.86%, during the first quarter of 2022 as a result of $3.5 million in purchases of life insurance contracts, offset by a $278 thousand redemption of contracts.

Total deposits increased in the first quarter of 2022 by $22.9 million, or 2.55%, to $921.1 million at March 31, 2022 from $898.2 million at December 31, 2021, and increased $113.8 million, or 14.11%, compared to $807.3 million at March 31, 2021. Deposit growth continues to reflect increased balances held by customers, organic growth in our markets and new customer deposits. Lower-cost core deposits (demand deposits, savings, and money market accounts) increased by $27.1 million during the quarter while time deposit balances decreased by $4.2 million.

Total stockholders’ equity was $79.4 million and book value per share was $14.12 at March 31, 2022 compared with $85.2 million and book value per share of $15.20 at December 31, 2021. The change during the quarter reflects dividend payments of $843 thousand, and an unrealized decrease in the value of the securities portfolio as a result of increased interest rates during the quarter. As interest rates rise, we anticipate continued negative pressure on the market value of our investment portfolio which is recognized on our balance sheet as a reduction in stockholders’ equity. However, management does not anticipate the need to sell any investment securities prior to their scheduled maturity, therefore we do not expect market value changes to impact future earnings.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2021. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2022)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

March 31, 2022; December 31, 2021; March 31, 2021

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2022	2021	2021
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$19,741	$14,349	$10,728
Interest-bearing deposits with banks	65,524	5,986	44,760
Federal funds sold	252	95,311	751
Investment securities available for sale	149,435	129,715	89,557
Restricted equity securities	1,950	1,971	2,209
Loans	697,586	683,532	697,685
Allowance for loan losses	(5,797)	(5,677)	(5,051)
Net loans	691,789	677,855	692,634
Cash value of life insurance	22,098	18,750	18,412
Properties and equipment, net	32,447	30,856	26,691
Accrued interest receivable	2,441	2,363	2,412
Core deposit intangible	1,630	1,764	2,195
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	2,862	1,122	1,828
Other assets	13,989	12,549	11,391
Total assets	$1,007,415	$995,848	$906,825

Liabilities
Deposits
Noninterest-bearing	$303,247	$298,107	$261,734
Interest-bearing	617,884	600,119	545,526
Total deposits	921,131	898,226	807,260

Borrowings	3,200	8,200	10,000
Accrued interest payable	99	73	148
Other liabilities	3,601	4,155	4,720
Total liabilities	928,031	910,654	822,128

Stockholders’ Equity
Common stock and surplus	33,603	33,588	39,631
Retained earnings	55,308	53,745	46,949
Accumulated other comprehensive loss	(9,527)	(2,139)	(1,883)
Total stockholders’ equity	79,384	85,194	84,697
Total liabilities and stockholders’ equity	$1,007,415	$995,848	$906,825
Book value per share	$14.12	$15.20	$14.00
Tangible book value per share(1)	$13.25	$14.30	$13.10

Asset Quality Indicators
Nonperforming assets to total assets	0.16%	0.13%	0.32%
Nonperforming loans to total loans	0.23%	0.19%	0.41%
Allowance for loan losses to total loans	0.83%	0.83%	0.72%
Allowance for loan losses to nonperforming loans	358.95%	430.08%	175.26%

(1) Tangible book value is a non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2022 and 2021

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2022	2021
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,876	$7,753
Interest-bearing deposits in banks	36	37
Federal funds sold	-	-
Interest on securities	556	250
Dividends	8	12
	8,476	8,052
Interest expense
Deposits	447	689
Interest on borrowings	45	20
	492	709
Net interest income	7,984	7,343

Provision for loan losses	137	162
Net interest income after provision for loan losses	7,847	7,181

Noninterest income
Service charges on deposit accounts	436	296
Other service charges and fees	683	606
Net realized gains (losses) on securities	-	-
Mortgage origination fees	166	309
Increase in cash value of life insurance	127	108
Life insurance income	217	-
Other income	7	92
	1,636	1,411
Noninterest expenses
Salaries and employee benefits	3,579	3,555
Occupancy and equipment	1,005	914
Data processing expense	506	496
FDIC Assessments	114	77
Advertising	145	110
Bank franchise tax	126	126
Director fees	61	60
Professional fees	168	187
Telephone expense	133	105
Core deposit intangible amortization	134	164
Other expense	564	491
	6,535	6,285
Net income before income taxes	2,948	2,307

Income tax expense	542	460
Net income	$2,406	$1,847

Net income per share	$0.43	$0.31
Weighted average shares outstanding	5,612,983	6,043,269
Dividends declared per share	$0.15	$0.13